Exhibit 8.1

August 6, 2015

Pyxis Tankers Inc.

59 K. Karamanli Street

Maroussi 15125 Greece

Re: Pyxis Tankers Inc.

Ladies and Gentlemen:

We have acted as Marshall Islands special tax counsel to Pyxis Tankers Inc. (the “Company”) in connection with the Company’s Registration Statement on Form F-4 (File No. 333-203598) as filed with the U.S. Securities and Exchange Commission (the “Commission”) on April 23, 2015, as thereafter amended or supplemented (the “Registration Statement”). The Registration Statement, and the form of the Proxy Statement/Prospectus included in the Registration Statement (the “Proxy/Prospectus”), relates to the Agreement and Plan of Merger dated April 23, 2015 among the Company, LookSmart, Ltd. (“LookSmart”), Maritime Technologies Corp. (“Merger Sub”), and Looksmart Group, Inc. that provides for the merger of Looksmart with and into Merger Sub, with Merger Sub serving as the surviving corporation and wholly-owned subsidiary of the Company.

In formulating our opinion as to these matters, we have examined such documents as we have deemed appropriate, including the Registration Statement and the Proxy/Prospectus. We also have obtained such additional information as we have deemed relevant and necessary from representatives of the Company.

Capitalized terms not defined herein have the meanings ascribed to them in the Registration Statement.

Based on the facts as set forth in the Registration Statement and, in particular, on the representations, covenants, assumptions, conditions and qualifications described under the captions “Summary—Material Marshall Islands Tax Considerations” and “The Merger—Marshall Islands Tax Consequences of the Merger,” therein, we hereby confirm that the opinions of Seward & Kissel LLP with respect to the Republic of the Marshall Islands tax matters, those opinions attributed to Seward & Kissel LLP expressed in the Registration Statement under the captions “Summary—Material Marshall Islands Tax Considerations” and “The Merger—Marshall Islands Income Tax Consequences of the Merger” accurately state our views as to the tax matters discussed therein.

Pyxis Tankers Inc.

August 6, 2015

Our opinions and the tax discussions as set forth in the Registration Statement are based on the current provisions of the Republic of the Marshall Islands tax code, which may be changed at any time with retroactive effect.  No opinion is expressed on any matters other than those specifically referred to above by reference to the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us and the discussions of advice provided by us under the headings “Legal Matters” in the Proxy/Prospectus, without admitting we are “experts” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement.

Very truly yours,

/s/ Seward and Kissel LLP
Seward and Kissel LLP